Exhibit 99.1

NORTHSTAR REALTY FINANCE

ANNOUNCES FOURTH QUARTER AND FULL YEAR 2013 RESULTS

Fourth Quarter 2013 Highlights

•                  Cash available for distribution (“CAD”) of $0.29 per share.

•                  Increased fourth quarter 2013 cash dividend to $0.25 per common share, representing a 19% increase over the prior quarter and 150% over the last ten quarters.

•                  Announced plan to spin-off NorthStar’s asset management business into a separate publicly-traded company, NorthStar Asset Management Group Inc.

•                  Funded $799 million of investments in the fourth quarter 2013, representing $481 million of invested equity.

Full Year 2013 Highlights

•                  Cash available for distribution (“CAD”) of $1.06 per share.

•                  Funded $3.6 billion of investments, representing $1.9 billion of invested equity.

•                  Total capital raised to date of $1.4 billion in our non-traded REIT business.

NEW YORK, NY, February 27, 2014 - NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter 2013 Results

NorthStar reported cash available for distribution (“CAD”) for the fourth quarter 2013 of $74.3 million, or $0.29 per share. Net loss to common stockholders for the fourth quarter 2013 was $(10.4) million, or $(0.04) per diluted share, compared with a net loss to common stockholders of $(27.6) million, or $(0.20) per diluted share for the fourth quarter 2012.

On December 31, 2013, NorthStar deconsolidated the Capital Source CDO (“CSE CDO”).  Net loss to common stockholders for the fourth quarter 2013 included a $(45.6) million loss as a result of the deconsolidation of the CSE CDO, which was predominately due to the reversal of the unrealized gains on the CSE CDO liability that were recorded in prior periods as a result of the election of the fair value option.  This loss is not included in CAD and adjusted funds from operations.

Full Year 2013 Results

NorthStar reported CAD for the full year 2013 of $233.6 million, or $1.06 per share. Net loss to common stockholders for the full year 2013 was $(137.5) million, or $(0.65) per diluted share, compared with a net loss to common stockholders of $(288.6) million, or $(2.31) per diluted share for the full year 2012.  Net loss to common stockholders for the full year 2013 included a $(299.8) million loss as a result of the deconsolidation of the CRE debt CDOs.  This loss is not included in CAD and adjusted funds from operations.

For more information and a reconciliation of CAD to net income (loss) to common stockholders, please refer to the tables on the following pages.

David T. Hamamoto, chairman and chief executive officer, commented “2013 was truly a transformational year for NorthStar.  The $3.6 billion of diversified investments completed during 2013 across various commercial real estate asset classes emphasizes the strength of our broad and scalable commercial real estate platform. Our current investment pipeline remains robust and we are pleased to announce that we have entered into a term sheet and are in the process of executing an agreement to acquire a $1.05 billion healthcare real estate portfolio comprised of over 8,500 beds across diversified assisted living and skilled nursing facilities, which would  bring our owned real estate portfolio to $4 billion. Our partnership with Jay Flaherty is already adding value and his relationships in the industry were instrumental in landing this negotiated transaction.”

Mr. Hamamoto continued, “We are extremely excited by the variety of opportunities available for NorthStar and will continue focusing on creating shareholder value such as the recently announced spin-off of our asset management business into an independent publicly-traded company, NorthStar Asset Management Group Inc., or NSAM. We believe that NSAM, with its unique asset base and one of-a-kind structure, is extremely well positioned for powerful growth as we continue to drive value at NorthStar, grow our non-traded REIT business and diversify NSAM’s fee streams through opportunities such as the RXR investment and the partnership with Jay Flaherty. The spin-off of NSAM remains on track to be completed in the second quarter of 2014.”

Investments

Real Estate

During the fourth quarter 2013, NorthStar acquired a $345 million portfolio of manufactured housing communities, which was financed with three separate, non-recourse mortgages in the aggregate amount of $248 million at a weighted average fixed interest rate of 4.92%.  NorthStar expects to earn an initial current yield of approximately 12% on its $89 million of invested equity.

Opportunistic Investments

During the fourth quarter 2013, NorthStar invested $337 million in RXR Realty (“RXR”), a leading real estate operating and investment management company focused on the New York Tri-State area.  This investment includes a combination of corporate debt, preferred equity and an approximate 30% equity interest in RXR. NorthStar expects to earn an initial current yield of approximately 11% on its $337 million of invested equity. As part of the announced spin-off, the asset management fee income related to NorthStar’s equity interest in RXR will be effectively transferred to NSAM through an increase in base management fees equal to the greater of $10 million per annum or the portion of distributable cash flow from NorthStar’s equity interest related to the asset management business of RXR.  In addition, NorthStar expects to co-sponsor a multi-billion dollar non-traded REIT with RXR focused on commercial real estate in the New York Tri-State area.

During the fourth quarter 2013, NorthStar invested $40 million to acquire eight limited partnership interests in real estate private equity funds with an initial aggregate reported net asset value of $80 million as of June 30, 2013. NorthStar expects to earn an initial current yield of approximately 18% on its invested equity.  For additional details regarding this transaction, please refer to the tables on the following pages.

Real Estate Loans

Subsequent to the fourth quarter 2013, NorthStar originated two commercial real estate loans with a $104 million aggregate principal amount and expects to generate a weighted average initial current yield on its invested equity of approximately 14%.

CDO Bonds

The principal proceeds NorthStar could receive from N-Star CDO bonds acquired during the fourth quarter 2013 is $37 million, which were purchased for $14 million and had a weighted average original credit rating of BBB+/Baa1.  During full year 2013, NorthStar received total proceeds of approximately $162 million from the sales and paydowns of N-Star CDO bonds, including the May 2013 N-Star CDO II liquidation. The principal proceeds NorthStar could receive from N-Star CDO bonds acquired subsequent to the fourth quarter 2013 is $10 million, which were purchased for $7 million and had a weighted average original credit rating of A+/A1.

Investment Portfolio

NorthStar’s assets under management, including assets of deconsolidated CDOs, totaled approximately $10.6 billion as of December 31, 2013.

For additional details regarding NorthStar and its investments, please refer to the corporate presentation that will be posted on NorthStar’s website, www.nrfc.com.

NorthStar Asset Management Group Inc. (NSAM)

On December 10, 2013, NorthStar announced that its board of directors unanimously approved a plan to spin-off its asset management business into a separate publicly-traded company in the form of a tax-free distribution. NSAM will: (i) manage NorthStar through a new management contract pursuant to the terms described below; (ii) manage NorthStar’s sponsored non-traded REITs; (iii) own NorthStar’s captive broker-dealer, NorthStar Realty Securities, LLC, and (iv) own NorthStar’s special servicing business. The spin-off is expected to be completed in the second quarter of 2014.

(I)                NorthStar Management Contract Details:

Annual Base Management Fee through February 26, 2014:

($ in millions)	Annual Amount

Initial base fee	$100
1.5% of common equity issued subsequent to December 10, 2013	10
1.5% of common equity issued from conversions of exchangeable notes subsequent to December 10, 2013	6
RXR Realty (minimum annual amount)	10
Total Annual Initial Base Management Fee	$126

Plus, after February 26, 2014:

(a)         1.5% per annum of the sum of:

•                  cumulative net proceeds of all future common and preferred equity issued by NorthStar;

•                  equity issued in exchange or conversion of exchangeable notes based on the stock price at the time of issuance;

•                  any other issuances of common equity, preferred equity or other forms of equity, including but not limited to units in an operating partnership; and

•                  cumulative CAD in excess of cumulative distributions paid on common stock or equity awards beginning the first full calendar quarter after completion of the spin-off.

(b)         the portion of distributable cash flow from the NorthStar’s equity interest related to the asset management business of RXR Realty in excess of the $10 million minimum annual amount.

Incentive Fee:

NSAM is entitled to an incentive fee, calculated and payable quarterly in arrears in cash, equal to:

•                  the product of (a) 15% and (b) CAD before such incentive fee, divided by the weighted average shares outstanding for the calendar quarter, when such amount is in excess of $0.195 per share but less than $0.225 per share; plus

•                  the product of (a) 25% and (b) CAD before such incentive fee, divided by the weighted average shares outstanding for the calendar quarter, when such amount is equal to or in excess of $0.225 per share;

•                  multiplied by the weighted average shares outstanding for the calendar quarter.

In addition, NSAM will earn incentive fees from NorthStar’s healthcare investments in connection with the long-term partnership with James F. Flaherty III, the former Chairman and Chief Executive Officer of HCP, Inc., that was announced on January 22, 2014.

Additional NorthStar Management Contract Details:

•                  20-year initial term of management agreement that is only terminable for “cause.”

•                  If NorthStar were to spin-off additional businesses in the future, the management agreement is expected to provide that such businesses would be managed by NSAM consistent with the terms of the management agreement and that annual base management fees and incentive fees would be proportionately allocated.

•                  The incentive fee will be appropriately adjusted from time to time to take into consideration the effect of any stock split, reverse stock split or stock dividend, including the 1-for-2 reverse stock split of NorthStar common stock that NorthStar expects to effect in connection with and immediately prior to the consummation of the spin-off.

(II)           Non-traded REIT Contract Details:

	NorthStar	NorthStar	NorthStar
	Income	Healthcare	Income II
Offering Amount	$1.1 billion	$1.1 billion	$1.65 billion

Asset Management and Other Fees:

Asset Management Fees	1.25% of Gross Assets	1.00% of Gross Assets	1.25% of Gross Assets

Acquisition Fees	1.00% of Investments	1.00% of Investments (2.25% for Real Estate Properties)	1.00% of Investments

Disposition Fees	1.00% of Sales Price	1.00% of Sales Price (2.00% for Real Estate Properties)	1.00% of Sales Price

Incentive Fee	15% of net cash flows after an 8% return	15% of net cash flows after a 6.75% return	15% of net cash flows after a 7% return

Expense Reimbursement:
Operating costs	Greater of 2.0% of its average invested assets or 25.0% of its net income (net of 1.25% asset management fee)	Greater of 2.0% of its average invested assets or 25.0% of its net income (net of 1.00% asset management fee)	Greater of 2.0% of its average invested assets or 25.0% of its net income (net of 1.25% asset management fee)

Non-traded REITs

During 2013, NorthStar made an aggregate of approximately $1.3 billion of investments on behalf of NorthStar’s sponsored non-traded REITs.  NorthStar raised $683 million in 2013, including $126 million during the fourth quarter 2013.

NorthStar Realty Securities, LLC currently has total signed selling agreements, on behalf of NorthStar Healthcare Income, Inc. (“NorthStar Healthcare”), with broker-dealers covering more than 87,000 registered representatives and on behalf of NorthStar Real Estate Income II, Inc. (“NorthStar Income II”), with broker-dealers covering more than 86,000 registered representatives.  NSAM expects to earn annual net fees approximately equal to three percentage points based on total capital raised for each of our current non-traded REITs.

During the fourth quarter 2013, NorthStar earned $9.6 million of fees from its management of its sponsored non-traded REITs.  In addition, during the fourth quarter 2013, NorthStar received collateral management and other fees from its CDOs of $2.7 million.

Liquidity, Financing and Capital Markets Highlights

As of February 25, 2014, unrestricted cash was approximately $546 million.

In December 2013, NorthStar issued 57.5 million shares of its common stock, including the over-allotment option shares, at a public offering price of $11.65 per share and received net proceeds of $649 million.

In December 2013, NorthStar issued 11.5 million shares of its common stock in connection with the exchange of $68 million principal amount of 8.875% notes.

Subsequent to the fourth quarter 2013, NorthStar issued 1.6 million shares of common stock in connection with the exchange of $10 million principal amount of 8.875% notes and 14.1 million shares of common stock in connection with the exchange of $137 million principal amount of 5.375% notes.

Currently, NorthStar’s only near-term unsecured corporate debt obligations relate to its $13 million principal amount of 7.25% notes which are payable in June 2014 at the holders’ option.

Portfolio Management

As of December 31, 2013, NorthStar did not have any loans on non-performing status (“NPL”).  NorthStar categorizes a loan as a NPL if it is in maturity default and/or is past due 90 days on its contractual debt service payments.

As of December 31, 2013, NorthStar’s portfolio of manufactured housing communities was 87% occupied.  As of December 31, 2013, NorthStar’s net lease portfolio was 97% leased with a 4.8 year weighted average remaining lease term.  As of December 31, 2013, NorthStar’s healthcare portfolio that was leased to third-party operators was 100% leased with weighted average lease coverage of 1.1x and a 6.7 year weighted average remaining lease term.  For additional details regarding NorthStar’s real estate portfolio, please refer to the tables on the following pages.

Stockholders’ Equity

As of December 31, 2013, NorthStar had 318,024,346 total common shares and LTIP units outstanding and $12 million of non-controlling interest related to its operating partnership.  GAAP book value per share was $6.20 as of December 31, 2013.  Adjusted book value at December 31, 2013 would be $7.20 per share, which (i) adds back accumulated depreciation and amortization on owned real estate; (ii) takes into account the expected recovery value of our N-Star CDO bonds and (iii) subtracts net unrealized gain (loss) of assets and liabilities of consolidated CDOs.  GAAP book value (with respect to deconsolidated CDOs) and adjusted book value (with respect to all CDOs) reflect the fair value of the N-Star CDO equity interests discounted at 18-20% and assumes no recovery of $177 million of previously recorded loan loss reserves. The spin-off of the asset management business is not expected to have any impact to adjusted book value, other than with respect to any initial cash contributed to NSAM.

Book value and adjusted book value do not take into consideration any value related to the following:

•                  Potential upside in NorthStar’s limited partnership interests in real estate private equity funds;

•                  Potential appreciation above the original cost basis of our existing $3 billion real estate portfolio; or

•                  The value of NSAM, NorthStar’s asset management business that will be spun-off as a separate publicly-traded company.

For a reconciliation of adjusted book value per share to GAAP book value per share, please refer to the tables on the following pages.

Common Dividend Announcement

On February 26, 2014, NorthStar announced that its Board of Directors declared a cash dividend of $0.25 per share of common stock, payable with respect to the quarter ended December 31, 2013.  The dividend is expected to be paid on March 14, 2014 to shareholders of record as of the close of business on March 10, 2014. The Company’s common shares will begin trading ex-dividend on March 6, 2014.

Earnings Conference Call

NorthStar will hold a conference call to discuss fourth quarter and full year 2013 financial results on February 27, 2014, at 10:00 a.m. Eastern time.  Hosting the call will be David Hamamoto, chairman and chief executive officer; Albert Tylis, president; Daniel Gilbert, chief investment and operating officer; and Debra Hess, chief financial officer.

The call will be webcast live over the Internet from NorthStar’s website, www.nrfc.com, and will be archived on the Company’s website.  The call can also be accessed live over the phone by dialing 877-941-0843, or for international callers, by dialing 480-629-9866.

A replay of the call will be available one hour after the call through Thursday, March 6, 2014 by dialing 800-406-7325 or, for international callers, 303-590-3030, using pass code 4666318.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a diversified commercial real estate investment and asset management company that is organized as an internally managed REIT. NorthStar recently announced a plan to spin-off its asset management business into a separate public company. For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.

Consolidated Statements of Operations (Unaudited)

($ in thousands, except share and per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net interest income
Interest income	$85,365	$142,686	$303,989	$386,053
Interest expense on debt and securities	5,035	11,988	38,152	50,557
Net interest income on debt and securities	80,330	130,698	265,837	335,496

Other revenues
Rental and escalation income	61,354	30,303	235,492	112,496
Selling commissions and dealer manager fees, related parties	11,358	14,094	62,572	42,385
Asset management and other fees, related parties	10,190	3,150	27,301	7,916
Other revenue	2,060	276	5,420	2,272
Total other revenues	84,962	47,823	330,785	165,069
Expenses
Other interest expense	39,114	23,668	140,507	89,536
Real estate properties — operating expenses	23,072	4,930	73,668	18,679
Commission expense	10,821	12,968	57,325	38,506
Other expenses	844	2,818	4,703	6,648
Transaction costs	1,663	2,179	12,464	2,571
Provision for (reversal of) loan losses, net	—	3,300	(8,786)	23,037
General and administrative
Salaries and equity-based compensation (1)	12,137	20,549	64,726	62,313
Other general and administrative	5,801	2,754	22,511	19,370
Total general and administrative	17,938	23,303	87,237	81,683
Depreciation and amortization	23,662	12,058	93,470	47,499
Total expenses	117,114	85,224	460,588	308,159
Income (loss) from operations	48,178	93,297	136,034	192,406
Equity in earnings (losses) of unconsolidated ventures	31,032	504	85,477	88
Other income (loss)	38	—	38	20,258
Unrealized gain (loss) on investments and other	(6,464)	(135,204)	(34,977)	(548,277)
Realized gain (loss) on investments and other	(13,935)	24,717	33,676	60,485
Gain (loss) from deconsolidation of N-Star CDOs	(45,596)	—	(299,802)	—
Income (loss) from continuing operations	13,253	(16,686)	(79,554)	(275,040)
Income (loss) from discontinued operations	(8,564)	(881)	(8,356)	(128)
Gain on sale from discontinued operations	—	1,765	—	2,079
Net income (loss)	4,689	(15,802)	(87,910)	(273,089)
Net (income) loss attributable to non-controlling interests	480	(2,384)	5,973	11,527
Preferred stock dividends	(15,591)	(9,396)	(55,516)	(27,025)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(10,422)	$(27,582)	$(137,453)	$(288,587)

Earnings (loss) per share:
Income (loss) per share from continuing operations	$(0.01)	$(0.20)	$(0.61)	$(2.32)
Income (loss) per share from discontinued operations	(0.03)	(0.01)	(0.04)	(0.00)
Gain per share on sale of discontinued operations	—	0.01	—	0.01
Basic	$(0.04)	$(0.20)	$(0.65)	$(2.31)
Diluted	$(0.04)	$(0.20)	$(0.65)	$(2.31)

Weighted average number of shares:
Basic	248,627,713	139,218,177	211,815,520	125,198,517
Diluted	257,857,030	145,455,938	220,978,335	131,224,199

Dividends declared per share of common stock	$0.25	$0.18	$0.85	$0.66

(1)         The three months ended December 31, 2013 and 2012 include $3.3 million and $2.8 million, respectively, of equity-based compensation expense. The year ended December 31, 2013 and 2012 include $17.0 million and $12.8 million of equity-based compensation expense, respectively.

NorthStar Realty Finance Corp.

Consolidated Balance Sheets

($ in thousands, except share data)

	December 31,	December 31,
	2013	2012

Assets
Cash and cash equivalents	$635,990	$444,927
Restricted cash	166,487	360,075
Operating real estate, net	2,369,505	1,390,546
Real estate debt investments, net	1,031,078	1,832,231
Investments in private equity funds, at fair value	586,018	—
Investments in and advances to unconsolidated ventures	142,340	111,025
Real estate securities, available for sale	1,052,320	1,124,668
Receivables, net of allowance of $1,151 as of December 31, 2013 and $1,526 as of December 31, 2012	59,895	28,413
Receivables, related parties	25,262	23,706
Unbilled rent receivable, net of allowance of $307 as of December 31, 2013	15,006	16,129
Derivative assets, at fair value	3,469	6,229
Deferred costs and intangible assets, net	96,886	97,700
Assets of properties held for sale	30,063	—
Other assets	145,731	78,129
Total assets(1)	$6,360,050	$5,513,778

Liabilities
Mortgage and other notes payable	$2,113,334	$1,015,670
CDO bonds payable	384,183	2,112,441
Securitization bonds payable	82,340	98,005
Credit facilities	70,038	61,088
Secured term loan	—	14,664
Exchangeable senior notes	490,973	291,031
Junior subordinated notes, at fair value	201,203	197,173
Accounts payable and accrued expenses	74,547	45,895
Escrow deposits payable	90,929	90,032
Derivative liabilities, at fair value	52,204	170,840
Liabilities of properties held for sale	28,962	—
Other liabilities	73,874	86,075
Total liabilities(2)	3,662,587	4,182,914

Commitments and contingencies
Equity
NorthStar Realty Finance Corp. Stockholders’ Equity
Preferred stock, $736,640 and $536,640 aggregate liquidation preference as of December 31, 2013 and December 31, 2012, respectively	697,352	504,018
Common stock, $0.01 par value, 500,000,000 shares authorized, 308,806,828 and 163,607,259 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	3,088	1,636
Additional paid-in capital	2,647,906	1,195,131
Retained earnings (accumulated deficit)	(685,936)	(376,685)
Accumulated other comprehensive income (loss)	(4,334)	(22,179)
Total NorthStar Realty Finance Corp. stockholders’ equity	2,658,076	1,301,921
Non-controlling interests	39,387	28,943
Total equity	2,697,463	1,330,864
Total liabilities and equity	$6,360,050	$5,513,778

(1) Assets of consolidated VIEs included in the total assets above:
Restricted cash	$24,411	$320,815
Operating real estate, net	4,945	344,056
Real estate debt investments, net	44,298	1,478,503
Investments in and advances to unconsolidated ventures	—	59,939
Real estate securities, available for sale	644,015	1,015,972
Receivables, net of allowance	4,476	16,609
Unbilled rent receivable	—	2,125
Deferred costs and intangible assets, net	—	37,753
Other assets	269	12,689
Total assets of consolidated VIEs	$722,415	$3,288,461

(2) Liabilities of consolidated VIEs included in the total liabilities above:
Mortgage and other notes payable	$—	$228,446
CDO bonds payable	384,183	2,112,441
Secured term loan	—	14,664
Accounts payable and accrued expenses	2,686	13,626
Escrow deposits payable	22	67,406
Derivative liabilities, at fair value	52,204	170,840
Other liabilities	2,971	25,144
Total liabilities of consolidated VIEs	$442,066	$2,632,567

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of NorthStar’s historical or future financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules.  These include: Cash Available for Distribution (“CAD”), Funds From Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”).   NorthStar believes these metrics can be useful measures of its performance which are further defined below.

Cash Available for Distribution (CAD)

CAD is a non-GAAP financial measure. We believe that CAD provides investors and management with a meaningful indicator of operating performance. Management also uses CAD, among other measures, to evaluate profitability and our board of directors considers CAD in determining our quarterly cash dividends. We also believe that CAD is useful because it adjusts for a variety of non-cash items (such as depreciation and amortization, equity-based compensation, realized gain (loss) on investments, provision for (reversal of) loan losses and non-cash interest income and expense items). Furthermore, CAD adjusts N-Star CDO bond discounts to record such investments on an effective yield basis over the expected weighted average life of the investment.  CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally.

We calculate CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interest attributable to the Operating Partnership and the following items: depreciation and amortization items including depreciation and amortization, straight-line rental income or expense, amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other, and equity-based compensation; cash flow related to N-Star CDO equity interests; accretion of unconsolidated N-Star CDO bond discounts; non-cash net interest income in consolidated N-Star CDOs; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other; provision for (reversal of) loan losses; impairment on depreciable property; acquisition gains or losses; distributions to joint venture partners; transaction costs; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items.  For example, CAD has been adjusted to exclude non-recurring gain (loss) from deconsolidation of certain N-Star CDOs.  These items, if applicable, include any adjustments for unconsolidated ventures.

CAD should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.  In addition, our methodology for calculating CAD may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

The following table presents a reconciliation of CAD to net income (loss) attributable to common stockholders for the three months and year ended December 31, 2013 (dollars in thousands):

Reconciliation of Cash Available for Distribution

(Amount in thousands except per share data)

	Three Months Ended	Year Ended
	December 31, 2013	December 31, 2013

Net income (loss) attributable to common stockholders	$(10,422)	$(137,453)
Non-controlling interest attributable to the Operating Partnership	(387)	(5,571)
(Gain) loss from deconsolidation of N-Star CDOs	45,596	299,802
Subtotal	34,787	156,778

Adjustments:
Depreciation and amortization items(1)	34,355	139,017
N-Star CDO bond discounts(2)	6,536	43,501
Non-cash net interest income in consolidated N-Star CDOs	(24,201)	(68,345)
Unrealized (gain) loss from fair value adjustments	(2,217)	(17,757)
Realized (gain) loss on investments(3)	13,935	(33,676)
Provision for (reversal of) loan losses	—	(8,786)
Non-cash items in discontinued operations(4)	8,963	9,983
Distributions to joint venture partners	(648)	(1,454)
Other (5)	2,777	14,318

CAD	$74,287	$233,579

CAD per share (6)	$0.29	$1.06

(1)         The three months ended December 31, 2013 includes depreciation and amortization of $24.7 million including $1.1 million related to unconsolidated ventures, straight-line rental income of $(0.7) million, amortization of above/below market leases of $(0.3) million, amortization of deferred financing costs of $2.5 million, amortization of discount on financings and other of $4.8 million and amortization of equity based compensation of $3.3 million. The year ended December 31, 2013 includes depreciation and amortization of $96.4 million including $2.9 million related to unconsolidated ventures, straight-line rental income of $(2.3) million, amortization of above/below market leases of $(1.6) million, amortization of deferred financing costs of $7.4 million, amortization of discount on financings and other of $22.2 million and amortization of equity- based compensation of $17.0 million.

(2)         For CAD, realized discounts on CDO bonds are accreted on an effective yield basis based on expected maturity. For CDOs that were deconsolidated, CDO bond accretion is included in net income attributable to common stockholders beginning the first reporting period after deconsolidation.

(3)         The three months and year ended December 31, 2013 include $10.9 million of non-cash loss from extinguishment of debt.

(4)         The three months ended December 31, 2013 includes depreciation and amortization of $0.4 million and impairment on real estate of $8.6 million. The year ended December 31, 2013 includes depreciation and amortization of $1.4 million and impairment on real estate of $8.6 million.

(5)         The three months ended December 31, 2013 includes transaction costs in connection with real estate related acquisitions of $1.6 million and $1.2 million of cash flow related to N-Star CDO equity interests. The year ended December 31, 2013 includes transaction costs in connection with real estate related acquisitions of $13.1 million including $0.7 million related to unconsolidated ventures and $1.2 million of cash flow related to N-Star CDO equity interests.

(6)         CAD per share does not take into account any potential dilution from our exchangeable notes or warrants outstanding or restricted stock units subject to performance metrics not currently achieved.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

Management believes that FFO and AFFO, each of which is a non-GAAP financial measure, are additional appropriate measures of the operating performance of a REIT and NorthStar in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT), as net income (loss) (computed in accordance with GAAP), excluding gains (losses) from sales of depreciable property, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, impairment on depreciable property owned directly or indirectly and after adjustments for unconsolidated ventures.

NorthStar calculates AFFO by subtracting from or adding to FFO:

•                  transaction costs;

•                  straight-line rental income or expense and fair value lease revenue;

•                  amortization of deferred costs including intangible assets and equity-based compensation;

•                  acquisition gains or losses; and

•                  non-cash unrealized gains (losses).

NorthStar’s calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs.

Neither FFO nor AFFO is equivalent to net income determined in accordance with GAAP.  Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties.  Neither FFO nor AFFO should be considered as an alternative to net income (loss) as an indicator of NorthStar’s operating performance.

NorthStar urges investors to carefully review the GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and quarterly earnings releases.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

(Amount in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
Funds from operations:
Income (loss) from continuing operations	$13,253	$(16,686)	$(79,554)	$(275,040)
Non-controlling interests(1)	93	(3,620)	402	(2,435)
Net income (loss) before amounts attributable to non-controlling interest in Operating Partnership	13,346	(20,306)	(79,152)	(277,475)

Adjustments:
Preferred stock dividends	(15,591)	(9,396)	(55,516)	(27,025)
Depreciation and amortization(2)	23,978	16,004	92,853	47,929
Funds from discontinued operations	399	511	1,627	2,546
Funds from operations	22,132	(13,187)	(40,188)	(254,025)

Adjusted funds from operations:
Funds from operations	22,132	(13,187)	(40,188)	(254,025)
Transaction costs(3)	1,663	2,179	13,155	2,571
Straight-line rental income, net(4)	(737)	(1,014)	(2,337)	(2,292)
Amortization of deferred financing costs	2,463	1,332	7,393	3,528
Amortization of above/below market leases(5)	(265)	(533)	(1,564)	(1,524)
Amortization of equity-based compensation	3,346	2,768	16,961	12,817
Unrealized (gain) loss from fair value adjustments(6)	8,677	117,458	(6,863)	469,270
(Gain) loss from deconsolidation of N-Star CDOs	45,596	—	299,802	—
Adjusted funds from operations	$82,875	$109,003	$286,359	$230,345

FFO per share of common stock(7)	$0.09	$(0.09)	$(0.18)	$(1.94)
AFFO per share of common stock(7)	$0.32	$0.75	$1.30	$1.76

(1)         Amount excludes amounts attributable to non-controlling limited partner interest in NorthStar’s Operating Partnership.

(2)         The three months ended December 31, 2013 and 2012 includes $1.1 million and $0.2 million, respectively, of depreciation and amortization expense of unconsolidated ventures.  The years ended December 31, 2013 and 2012 include $2.9 million and $0.8 million, respectively, of depreciation and amortization expense of unconsolidated ventures.

(3)         The year ended December 31, 2013 includes $0.7 million of transaction costs related to unconsolidated ventures.

(4)         The three months ended December 31, 2012 includes $0.2 million related to straight-line rent expense from unconsolidated joint ventures. The years ended December 31, 2013 and 2012 include $0.5 million and $1.0 million, respectively, of straight-line rent expense from unconsolidated ventures.

(5)         Includes immaterial amounts of amortization of above/below market leases of unconsolidated ventures.

(6)         The three months and year ended December 31, 2013 include $10.9 million of non-cash loss from extinguishment of debt.

(7)         FFO and AFFO per share does not take into account any potential dilution from our exchangeable notes or warrants outstanding or restricted stock units subject to performance metrics not yet achieved.

NorthStar Assets Under Management, Including Assets of Deconsolidated CDOs, as of December 31, 2013

($ in thousands)

	Amount(1)(2)%

Real Estate
Manufactured housing communities	$1,487,530	14.0%
Private equity fund investments	873,968	8.2%
Healthcare	578,344	5.4%
Net lease	401,361	3.8%
Multifamily	367,040	3.5%
RXR Equity Interest	84,134	0.8%
Total real estate	3,792,377	35.7%

CRE Debt
First mortgage loans	441,750	4.2%
Mezzanine loans	109,215	1.0%
Subordinate interests (3)	246,652	2.3%
Term loans (3)	230,343	2.2%
Subtotal	1,027,960	9.7%
CRE Debt of N-Star CDOs	57,320	0.5%
Other(4)	44,674	0.4%
Total CRE debt	1,129,954	10.6%

Asset Management(5)
NorthStar Income	1,831,104	17.2%
NorthStar Healthcare	115,839	1.1%
NorthStar Income II	25,326	0.2%
Total asset management	1,972,269	18.5%

CRE Securities
N-Star CDO bonds	481,386	4.5%
N-Star CDO equity	158,274	1.5%
CMBS and other securities	98,650	1.0%
Assets of CRE securities CDOs	1,352,416	12.7%
Total CRE securities	2,090,726	19.7%
Subtotal	8,985,326	84.5%
Assets Underlying Deconsolidated CRE Debt CDOs(6)	1,647,318	15.5%
Grand total	$10,632,644	100.0%

(1)         Includes assets of deconsolidated collateralized debt obligations, or CDOs, referred to as N-Star CDOs.

(2)         Based on cost for real estate investments which includes net purchase price allocation related to net intangibles and other assets and liabilities, fair value for our investments in joint ventures owning limited partnership interests in real estate private equity funds, or PE Investments, and includes the deferred purchase price for PE Investment II, principal amount for our CRE debt and securities investments and fair value for N-Star CDO equity.

(3)         The RXR Investment includes $150 million of corporate debt and $25 million revolver reported in term loans and $100 million preferred equity reported in subordinate interests.

(4)         Primarily relates to certain CRE debt investments accounted for as joint ventures.

(5)         Based on consolidated total assets.

(6)         Based on the respective remittance report issued on date nearest to December 31, 2013.  This amount excludes $640 million of aggregate N-Star CDO equity and N-Star CDO bonds included in CRE securities.

2013 Investments

($ in millions)

NorthStar Balance Sheet Investments	Assets	Invested Equity	Expected Current Yield(1)

Opportunistic	$1,438	$1,069	18%
Real estate portfolio	1,646	420	14%
CRE loans	473	418	13%

Total / weighted average	$3,557	$1,907	16%

Investments - NorthStar non-traded REITs	$1,262	$824

Total Investments	$4,819	$2,731

(1) Management provides no assurances that the weighted average life or cash flows of investments will be consistent with management’s expectations or that the CDO bonds, originated loans or other investments, will payoff at par, if at all.  Actual results could differ materially from those presented.

Balance Sheet Holdings of NorthStar CDO Bonds (1)

As of December 31, 2013

($ in thousands)

Principal
Based on original credit rating:	Amount (2)

AAA	$71,212
AA through BBB	376,212
Below investment grade	160,590
Total	$608,014

Weighted average original credit rating of repurchased CDO bonds	A / A2
Weighted average purchase price of repurchased CDO bonds	33%

(1) Unencumbered N-Star CDO bonds are owned by NorthStar. $127 million of these N-Star CDO bonds and the corresponding liability of the respective CDO are eliminated on NorthStar’s consolidated financial statements.

(2) Represents the maximum amount of principal proceeds that could be received. There is no assurance NorthStar will receive the maximum amount of principal proceeds.

PE Investments (1)

($ in millions)

	PE Investment I	PE Investment II	PE Investment III

Number of funds	49	24	8
Number of general partners	26	15	4
Initial NAV	$802	$916	$80
Closing NAV as a percentage of net cost (2)	66.2%	73.5%	119.0%
Reported NAV growth (3)	15.0%	8.6%	3.4%
Underlying assets, at cost	$26,400	$26,200	$3,600
Implied leverage (4)	50.6%	34.3%	48.1%
Expected remaining future capital contributions (5)	$17	$26	$2

(1) Based on financial data reported by the underlying funds as of September 30, 2013, except as otherwise noted.

(2) Net cost represents total funded capital less distributions received. For PE Investment I, excludes any distributions in excess of contributions for funds, which represented 4% of reported NAV.

(3) The reported NAV growth for PE Investment I and II is measured from the agreed upon reported NAV at date of acquisition, or Initial NAV. The reported NAV growth for PE Investment III is annualized based on one quarter of reported income from the Initial NAV.

(4) Represents implied leverage for funds with investment-level financing, calculated as debt divided by assets at fair value.

(5) Represents the amount of expected future capital contributions to funds as of December 31, 2013.

Three months ended December 31, 2013
Our Proportionate Share of PE Investments	PE Investment I	PE Investment II	PE Investment III (1)

Income	$16	$14	$—
Return of capital	39	76	9
Total distributions (2)	55	90	9

Contributions	2	7	—
Net	$53	$83	$9

(1)  PE Investment III closed on December 31, 2013, and as a result, received no income for the quarter ended December 31, 2013.

(2)  Net of an aggregate $3 million reserve for taxes in PE Investments I and II.

Period ended December 31, 2013 (1)
Our Proportionate Share of PE Investments	PE Investment I	PE Investment II	PE Investment III (2)

Income	$54	$29	$—
Return of capital	77	76	9
Total distributions (3)	131	105	9

Contributions	21	12	—
Net	$110	$93	$9

(1) Represents activity from the respective initial closing date through December 31, 2013. The initial closing date of PE Investment I was February 15, 2013, PE Investment II was July 3, 2013 and PE Investment III was December 31, 2013.

(2) PE Investment III closed on December 31, 2013, and as a result, received no income for the year ended December 31, 2013.

(3) Net of an aggregate $6 million reserve for taxes in PE Investments I and II.

PE Investments by Underlying Investment Type (1)

As of September 30, 2013

Type	%
Office	19.6%
Multifamily	17.9%
Lodging	12.5%
Residential/Condo	8.2%
Cash	7.4%
Retail	6.8%
Land	5.8%
Debt	5.0%
Industrial	4.2%
Financial Services	4.0%
Other	3.8%
Healthcare	2.5%
Operating Companies	2.3%

Total	100.0%

(1) Based on most recently available individual fund financial statements.

PE Investments by Underlying Geographic Location (1)

As of September 30, 2013

Region	%
West	21.2%
Primarily Various U.S.	19.9%
Northeast	11.8%
Southeast	10.0%
Midwest	9.3%
Europe	8.8%
Cash	7.4%
Mid-Atlantic	7.3%
Asia	4.3%

Total	100.0%

(1) Based on most recently available individual fund financial statements.

Healthcare Real Estate by Property Type (1)

As of December 31, 2013 (2)

Type (3)%
ALF	58.0%
SNF	39.6%
ILF	2.1%
MOB	0.3%

Total	100.0%

(1) Based on cost basis.

(2) Includes a $1.05 billion healthcare real estate portfolio that NorthStar has entered into a term sheet to acquire.

(3) Assisted living facility (ALF), skilled nursing facility (SNF), independent living facility (ILF) and medical office building (MOB).

Healthcare Real Estate by Geographic Location (1)

As of December 31, 2013 (2)

Region	%
Midwest	40.1%
Southeast	29.6%
Northwest	12.2%
Southwest	9.9%
West	5.2%
Mid - Atlantic	3.0%

Total	100.0%

(1) Based on number of units for ALF/ILF property types and number of beds for SNF property types.

(2) Includes a $1.05 billion healthcare real estate portfolio that NorthStar has entered into a term sheet to acquire.

Healthcare Real Estate Portfolio

As of December 31, 2013 (1)

($ in millions)

Total Portfolio

Number of properties	167
Number of units/beds (2)	14,090

NOI (3)	$150
Cost basis	$1,628

(1) Includes a $1.05 billion healthcare real estate portfolio that NorthStar has entered into a term sheet to acquire.

(2) Represents number of units for ALF/ILF property types and number of beds for SNF property types.

(3) NOI represents trailing twelve month actual net operating income at the property level for properties that NorthStar owned as of December 31, 2013. For the $1.05 billion portfolio that NorthStar has entered into a term sheet to acquire, NOI represents projected first year net operating income at the property level.

CDOs primarily backed by CRE Debt

($ in thousands)

	Deconsolidated CDOs
	N-Star IV	N-Star VI	N-Star VIII	CapLease		CSE
Issue/Acquisition Date	Jun-05	Mar-06	Dec-06	Aug-11		Jul-10		Total
Balance sheet as of December 31, 2013 (1)
Assets, principal amount	$308,047	$398,661	$904,270	$152,392		$758,187		$2,521,557
CDO bonds, principal amount (2)	194,928	313,518	686,636	136,458		686,706		2,018,246
Net assets	$113,119	$85,143	$217,634	$15,934		$71,481		$503,311

CDO quarterly cash distributions and coverage tests (3)

Equity notes and retained original below investment grade bonds	$1,242	$2,006	$3,212	$651		$6,507		$13,618
Collateral management and other fees	217	370	781	68		409		1,845

Interest coverage cushion (1)	1,070	2,246	3,529	397		6,115

Overcollateralization cushion (1)	57,673	40,542	121,183	9,415		84,767
At offering	19,808	17,412	42,193	5,987	(4)	(151,595	)(5)

(1)   Based on remittance report issued on date nearest to December 31, 2013.

(2)   Includes all outstanding CDO bonds payable to third parties and all CDO bonds owned by NorthStar.

(3)   Interest coverage and overcollateralization coverage to the most constrained class.

(4)   Based on trustee report as of August 31, 2011, closest to the date of acquisition.

(5)   Based on trustee report as of June 24, 2010, closest to the date of acquisition.

CDOs primarily backed by CRE Securities

($ in thousands)

	Consolidated CDOs
	N-Star I	N-Star III	N-Star V	N-Star IX
Issue/Acquisition Date	Aug-03	Mar-05	Sep-05	Feb-07	Total
Balance sheet as of December 31, 2013 (1)
Assets, principal amount	$63,881	$185,410	$274,100	$970,098	$1,493,489
CDO bonds, principal amount (2)	62,521	116,079	240,726	$720,372	1,139,698
Net assets	$1,360	$69,331	$33,374	$249,726	$353,791

CDO quarterly cash distributions and coverage tests (3)

Equity notes and retained original below investment grade bonds	$—	$—	$—	$2,637	$2,637
Collateral management and other fees	$26	$45	$45	$718	834

Interest coverage cushion (1)	NEG	NEG	NEG	3,116

Overcollateralization cushion (1)	NEG	NEG	NEG	16,629
At offering	8,687	13,610	12,940	24,516

(1)         Based on remittance report issued on date nearest to December 31, 2013.

(2)         Includes all outstanding CDO bonds payable to third parties and all CDO bonds owned by NorthStar.

(3)         Interest coverage and overcollateralization coverage to the most constrained class.

Reconciliation of Adjusted Book Value

($ in thousands, except per share data)

	Amount	Per Share

Common book value as of December 31, 2013, per share (1)(2)	$1,973,113	$6.20

Depreciation and amortization	247,866	0.78
N-Star CDO bonds and equity (3)	68,230	0.22

Adjusted common book value as of December 31, 2013, per share (1)(2)	$2,289,209	$7.20

(1)                                 GAAP book value and adjusted book value do not take into consideration any value related to the following: (i)  potential upside in NorthStar’s limited partnership interests in real estate private equity funds; or (ii) potential appreciation above the original cost basis of our $3 billion real estate portfolio. GAAP book value (with respect to deconsolidated CDOs) and adjusted book value (with respect to all CDOs) reflect the fair value of the N-Star CDO equity discounted at 18-20% and assuming no recovery of $177 million of previously recorded loan loss reserves.

(2)                                 GAAP book value per share and adjusted book value per share do not take into account any potential dilution from our exchangeable notes or warrants outstanding or restricted stock units subject to performance metrics not currently achieved.

(3)                                 For deconsolidated CDOs, the fair value of N-Star CDO bonds was adjusted to reflect expected recovery value. For consolidated CDOs, NorthStar adjusted the GAAP book value (which includes net unrealized fair value gains on the CDO liabilities) to reflect the expected recovery of the CDO bonds and the fair value of the CDO equity at discount rates of 18-20%. Accordingly, we would not expect a change to adjusted book value if currently consolidated CDOs were deconsolidated as of December 31, 2013.

Manufactured Housing Communities Portfolio

As of December 31, 2013

($ in millions)

Total Portfolio

Number of communities	119
Number of pad rental sites	27,722

NOI(1)	$100
Cost basis (2)	$1,488

NOI related to:
Pad rental sites	91%
Other	9%

WA occupancy	87%

(1)                                 NOI is based on trailing twelve month actuals for communities owned by NorthStar for the full year 2013 and annualized actual NOI from acquisition date through December 31, 2013for communities owned by NorthStar for less than twelve months.

(2)                                 Excludes pre-funded capital expenditures and our partner’s subordinate capital.

Manufactured Housing Communities Portfolio Net Operating Income by Location (1)

As of December 31, 2013

State	%
Colorado	30.1%
Florida	20.6%
Utah (Salt Lake City)	18.8%
Texas	6.8%
New York	6.3%
Kansas	6.2%
Wyoming	5.8%
Missouri	2.2%
Illinois	1.9%
Michigan	0.8%
Arkansas	0.5%
Total	100.0%

(1)                                 NOI is based on trailing twelve month actuals for communities owned by NorthStar for the full year 2013 and annualized actual NOI from acquisition date through December 31, 2013 for communities owned by NorthStar for less than twelve months.

NRFC NNN Holdings, LLC Portfolio Summary

($ in thousands)

				Remaining			Cost basis
Date			Square	Lease	Cost	Existing	less
Acquired	Tenant or Guarantor of Tenant	Location/MSA	Feet	Term (1)	Basis (2)	Debt	Debt

Nov-2007	Alliance Data Systems Corp.	Columbus, OH	199,112	3.9	$33,829	$22,300	$11,529
Mar-2007	Citigroup, Inc.	Fort Mill, SC/Charlotte	165,000	6.8	34,303	29,164	5,139
Jun-2006	Covance, Inc.	Indianapolis, IN	333,600	12.0	34,519	26,601	7,918
Feb-2007	Credence Systems Corp.	Milpitas, CA/San Jose	178,213	3.2	30,144	20,056	10,088
Sep-2006	Dick's Sporting Goods, Inc. / PetSmart, Inc. (3)	9 properties	467,971	2.1 - 10.7	64,503	44,805	19,698
Sep-2005	Electronic Data Systems Corp.	2 in MI / 1 in CA / 1 in PA	387,842	1.7	62,718	43,682	19,036
Aug-2005	GSA - U.S. Department of Agriculture	Salt Lake City, UT	117,553	3.3	23,257	13,688	9,569
Jun-2007	Kenco Logistic Services / East Penn Manufacturing Co.	Reading, PA	609,000	2.2 - 5.5	26,252	17,764	8,488
Jul-2006	Northrop Grumman Space & Mission Systems Corp.	Aurora, CO/Denver	183,529	1.5	42,400	31,232	11,168
Mar-2006	Party City Corp. (Amscan) / Lerner Enterprises, Inc.	Rockaway, NJ/ Northern NJ	121,038	1.4 - 3.6	22,221	16,094	6,127
Feb-2006	Quantum Corporation (4)	Colorado Springs, CO	406,207	2.2 - 7.2	27,215	16,941	10,274

Total NRFC NNN Holdings, LLC Portfolio			3,169,065	4.8	$401,361	$282,327	$119,034

(1) Remaining lease term as of December 31, 2013.  Total represents weighted average based on cost basis.

(2) Cost basis includes capitalized expenditures since acquisition.

(3) Six of ten Dick’s Sporting Goods, Inc. / PetSmart, Inc. properties are ground lease interests.

(4) Dollar amounts shown are 50% of total relating to NRFC NNN Holding’s, LLC subsidiary’s 50% interest in a joint venture with an institutional investor.

Portfolio Cash Flow and Tenant Credit Profile

($ in thousands)

	Three Months Ended December 31, 2013				Primary Tenant
Tenant or Guarantor of Tenant	Base Rent	NOI	Debt Service	NOI Less Debt Service	Market Cap (1)	Actual Credit Rating

Alliance Data Systems Corp.	$632	$628	$(459)	$169	12,582	not rated
Citigroup, Inc.	538	534	(516)	18	163,206	A- / A
Covance, Inc.	638	634	(522)	112	4,878	not rated
Credence Systems Corp.	716	711	(450)	261	312	not rated
Dick’s Sporting Goods, Inc. / PetSmart, Inc.	1,344	1,257	(981)	276	7,273	not rated (2)
Electronic Data Systems Corp.	1,546	1,540	(831)	709	13,900	not rated
GSA - U.S. Department of Agriculture	648	436	(304)	132	N/A	implied AAA
Kenco Logistic Services / East Penn Manufacturing Co.	384	380	(332)	48	N/A	not rated
Northrop Grumman Space & Mission Systems Corp.	887	887	(622)	265	25,263	BBB+/Baa2
Party City Corp. (Amscan) / Lerner Enterprises, Inc.	468	468	(306)	162	362	B/B2 (3)
Quantum Corporation (50%)	479	474	(329)	145	308	not rated

Total	$8,280	$7,949	$(5,652)	$2,297

(1) Based on information from Bloomberg at close of market on December 31, 2013 and presented in millions.

(2) Dick’s Sporting Goods, Inc. is not rated by the major credit rating agencies.  PetSmart, Inc. is rated BB+ by S&P.

(3) The Party City Corp. lease is guaranteed by Amscan Holdings, Inc. which has a B/B2 credit rating by S&P and Moody’s, respectively.

Safe Harbor Statement

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Such statements include, but are not limited to, adverse economic conditions and the impact on the commercial real estate industry; access to debt and equity capital and our liquidity; our use of leverage; our ability to meet various coverage tests with respect to our CDOs; our ability to obtain mortgage financing on our real estate portfolio; the affect of economic conditions on the valuations of our investments; the spin-off of our asset management business may not have the full or any strategic and financial benefits that we expect or such benefits may be delayed or may not materialize at all; our ability to enter into a long-term management contract with an affiliate of NSAM, as our manager, and the resulting effects of becoming an externally managed company, including the payment of substantial fees to our manager, the allocation of investments by our manager among us and the manager’s other managed companies, and various conflicts of interest in our relationship with NSAM; our ability to enter into a definitive agreement and close on the term sheet to acquire the $1.05 billion healthcare real estate portfolio described in this press release on the terms contemplated or at all; our ability to realize the benefits of our strategic partnership with RXR, including our ability to achieve the expected yields on our invested equity, or at all; our ability to source and close on attractive investment opportunities; our ability to realize the benefits of our joint venture with Jay Flaherty, including the ability to source and consummate investment opportunities through the venture; our ability to maintain or increase our dividend; our ability to grow our asset management business by raising capital for, and effectively implementing the business plans of, the companies we sponsor and advise in particular our sponsored companies; our ability to grow our asset management business beyond existing non-traded REITs; whether we will realize any potential upside in our limited partnership interest in real estate private equity funds or any appreciation above our original cost basis of our real estate portfolio; performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash generated from these investments and available for distribution; whether we will produce higher CAD per share in the coming quarters, or ever; the impact of economic conditions on the borrowers of the commercial real estate debt we originate and acquire the commercial mortgage loans underlying the commercial mortgage backed securities in which we invest, as well as on the tenants/operators of our real property that we own; our ability to realize the value of the bonds we have purchased and retained in our CDO financing transactions and other securitized financing transactions and our ability to complete securitized financing transactions on terms that are acceptable to us, or at all; our ability to realize current and expected return over the life of our investments; any failure in our due diligence to identify all relevant facts in our underwriting process or otherwise; credit rating downgrades; tenant/operator or borrower defaults or bankruptcy; illiquidity of properties in our portfolio; our ability to manage our costs in line with our expectations and the impact on our cash available for distribution; environmental compliance costs and liabilities; effect of regulatory actions, litigation and contractual claims against us and our affiliates, including the potential settlement and litigation of such claims; competition for investment opportunities; our ability to realize any potential upside in our limited partnership interests in private equity real estate funds described in this press release; regulatory requirements with respect to our business and the related cost of compliance; the impact of any conflicts arising from our asset management business; changes in laws or regulations governing various aspects of our business; the loss of our exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended; competition for qualified personnel and our ability to retain key personnel; the effectiveness of our portfolio management systems; failure to maintain effective internal controls; compliance with the rules governing real estate investment trusts; and the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 under the heading “Risk Factors.”

The foregoing list of factors is not exhaustive. All forward-looking statements included in this press release are based upon information available to us on the date hereof and we are under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

Factors that could have a material adverse effect on our operations and future prospects are set forth in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The factors set forth in the Risk Factors section and otherwise described in our filings with United States Securities and Exchange Commission could cause our actual results to differ significantly from those contained in any forward-looking statement contained in this press release.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772